Exhibit 2

BROOKFIELD ASSET MANAGEMENT INC.
SUBSCRIPTION AGREEMENT

To:                                            Brookfield Business L.P. (“Holding LP”)
Dated:                           June 20, 2019

RECITALS:

I.                                        Brookfield Business Partners L.P. (“BBU”), a Bermuda exempted limited partnership, has agreed to issue and sell (the “BBU Offering”) 8,760,000 limited partnership units (“LP Units”) of BBU (the “Initial Units”) to a syndicate of underwriters (collectively, the “Underwriters”) at a price per LP Unit of $39.40 (the “Public Price”) pursuant to the terms and conditions of a purchase agreement dated June 20, 2019 (the “Underwriting Agreement”) between the Underwriters and BBU.

II.                                   Brookfield Asset Management Inc. (“BAM”) owns an approximate 68% interest in BBU on a fully exchanged basis. Pursuant to the terms and conditions of this Agreement, BAM wishes to subscribe for 6,610,000 redemption-exchange units (“REUs”) of Holding LP.

NOW THEREFORE, BAM and Holding LP agree as follows:

A.                                    Subscription

1.                                      Concurrently with the issue of LP Units to the Underwriters pursuant to the Underwriting Agreement (the “Closing Date”), BAM shall, or shall cause its affiliates to, subscribe for and purchase from Holding LP and Holding LP shall issue and sell to BAM, 6,610,000 REUs at a price per REU equal to $37.824, being the equivalent of the Public Price, less underwriting commissions payable by BBU per LP Unit (the “Net BAM Price”), for an aggregate price (the “Subscription Amount”) equal to $250,016,640.00 and on the other terms and conditions contained in this Agreement.

2.                                      The closing of the purchase and sale of REUs will be held at the offices of Torys LLP, in Toronto, Ontario at 8:00 a.m. on the Closing Date (the “Closing Time”). At the Closing Time, Holding LP shall deliver to BAM, or its affiliates, as applicable, a certificate representing the REUs registered in the name of BAM, or its affiliates, as applicable, against payment to Holding LP by wire transfer of the Subscription Amount.

B.                                    BAM’s Acknowledgements and Agreements

3.                                      BAM acknowledges and agrees that:

(a)                                 subject to the condition set forth in paragraph D.5 of this Agreement, this subscription is and shall be irrevocable as against BAM; and

(b)                                 BAM was not offered the REUs in the United States, BAM is a non-U.S. person, the sale and purchase of the REUs, including the execution of this Agreement was, or is being, or will be, as the case may be, executed, outside of the United States, and the sale and purchase of the REUs is not part of a plan or scheme to evade the registration requirements of the United States Securities Act of 1933, as amended.  For purposes of this paragraph (b), “United States” and “non-U.S. person” have the meanings ascribed thereto in Regulation S under such act.

C.                                    BAM’s Representations, Warranties and Covenants

4.                                      BAM represents, warrants and covenants to Holding LP (which representations, warranties and covenants shall survive the Closing Time) and acknowledges that Holding LP is relying thereon, that:

(a)                                 BAM is a corporation duly incorporated and is validly existing under the laws of the Province of Ontario;

(b)                                 BAM has duly executed, authorized and delivered this Agreement, and upon acceptance by Holding LP, this Agreement will constitute a valid and binding agreement of BAM, enforceable against BAM in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization or other laws of general application affecting enforcement of creditors’ rights, general principles of equity that restrict the availability of equitable remedies, and to the extent that enforceability may be limited by applicable securities laws; and

(c)                                  BAM will, with respect to this Agreement, execute, deliver and file or assist Holding LP in obtaining and filing such reports, undertakings and other documents relating to the purchase of the REUs by BAM as may be required by any securities commission, stock exchange or other regulatory authority.

D.                                    Conditions to Closing of the Purchase and Sale

5.                                      The obligations of Holding LP and BAM to complete the purchase and sale of the REUs at the Closing Time is conditional upon the completion or concurrent completion of the issuance of LP Units pursuant to the terms of the Underwriting Agreement.

6.                                      Holding LP’s obligation to issue and sell the REUs at the Closing Time is subject to the satisfaction or waiver, at the option of Holding LP, of the following conditions:

(a)                                 the representations and warranties made by BAM in this Agreement shall be true and correct when made, and shall be true and correct at the Closing Time with the same force and effect as if they had been made on and as of such dates;

(b)                                 all covenants, agreements and conditions contained in this Agreement that BAM is required to perform on or prior to the Closing Time shall have been performed or complied with in all material respects;

(c)                                  Holding LP shall have obtained all necessary qualifications and receipts under applicable securities laws, or obtained exemptions therefrom, required by any jurisdiction for the offer and sale of the REUs to BAM, or its affiliates, as applicable;

(d)                                 the sale of the REUs shall not be prohibited by any law or governmental order or regulation; and

(e)                                  no proceeding challenging this Agreement or the transactions contemplated by this Agreement, or seeking to prohibit, alter, prevent or materially delay the closing of the issuance of the REUs shall have been instituted or be pending before any court, arbitrator, governmental body, agency or official.

E.                                    Assignment

7.                                      Except as provided in this section, no party may assign its rights or benefits under this Agreement.  BAM may, at any time prior to the Closing Time assign all, or any part of, its rights and benefits under this Agreement to any subsidiary of BAM who delivers an instrument in writing to Holding LP confirming that it is bound by and shall perform all of the obligations of BAM under this Agreement as if it were an original signatory; provided that, no such assignment shall relieve BAM of its obligations under this Agreement. In the event of an assignment as contemplated by this section, any reference in this Agreement to “BAM” shall be deemed to include the assignee.

F.                                     Notices

8.                                      Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery or by electronic means of communication addressed to the recipient as follows:

To Holding LP:

Brookfield Business L.P.
                                                                                                    73 Front Street

5th Floor
                                                                                                    Hamilton, HM 12, Bermuda

Fax No.:                                                                     441-294-3304
                                                                                                    Attention:                                                             Corporate Secretary

To BAM:

Brookfield Asset Management Inc.
                                                                                                Suite 300, Brookfield Place
                                                                                                181 Bay Street, Box 762
                                                                                                Toronto, Ontario M5J 2T3

Fax No.:                                             (416) 365-9642
                                                                                                    Attention:                                     Vice-President, Legal Affairs

or to such other address, individual or electronic communication number as may be designated by notice given by either party to the other.  Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the business day during which such normal business hours next occur if not given during such hours on any day.

G.                                   General

9.                                      Time shall, in all respects, be of the essence in this Agreement.

10.                               All dollar amounts referred to in this Agreement are expressed in U.S. dollars and, for greater certainty, “$” means U.S. dollars, unless otherwise indicated.

11.                               The headings contained in this Agreement are for convenience only and do not affect the construction or interpretation of this document.

12.                               The terms and provisions of this Agreement shall be binding upon and enure to the benefit of Holding LP and BAM and their respective successors and permitted assigns.

13.                               This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein

14.                               This Agreement may be executed in any number of counterparts, each of which when delivered, either in original or facsimile form, shall be deemed to be an original and all of which together shall constitute one and the same document.

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Dated as of the date first written above.

BROOKFIELD ASSET MANAGEMENT INC.

Per:	/s/ A.J. Silber
	Name:	A.J. Silber
	Title:	Vice President, Legal Affairs

This Agreement is accepted by Holding LP as of the date first written above.

BROOKFIELD BUSINESS L.P., by its managing general partner, BROOKFIELD BUSINESS PARTNERS L.P., by its general partner, BROOKFIELD BUSINESS PARTNERS LIMITED

Per:	/s/ Jane Sheere
	Name:	Jane Sheere
	Title:	Secretary

[Subscription Agreement]